UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
MERCER INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

  MERCER INTERNATIONAL INC.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD TUESDAY, JUNE 12, 2007

TO: The shareholders of Mercer International Inc.

NOTICE IS HEREBY GIVEN that the 2007 annual general meeting of shareholders of Mercer International Inc. (the “Company”) is to be held on June 12, 2007 at the Terminal City Club, 837 West Hastings Street, Vancouver, British Columbia, Canada at 10:00 a.m. (Vancouver time) (the “Meeting”) for the following purposes:

1. To elect the directors of the Company for the ensuing year;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the independent auditors of the Company; and

3.	To transact such other business as may properly come before the Meeting or any adjournment, postponement or rescheduling thereof.

The board of directors of the Company has fixed the close of business on April 26, 2007 as the record date for the determination of shareholders entitled to vote at the Meeting or any adjournment, postponement or rescheduling thereof.

A proxy statement dated April 27, 2007, a proxy card and our annual report for 2006 accompany this notice of annual general meeting of shareholders.

BY ORDER OF THE BOARD OF DIRECTORS

/s/  Jimmy S.H. Lee
Jimmy S.H. Lee
Chairman of the Board

April 27, 2007

WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE THE PROXY CARD THAT ACCOMPANIES THIS NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. A PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

TABLE OF CONTENTS

PROXY STATEMENT
COMMONLY ASKED QUESTIONS AND ANSWERS
VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS
PROPOSAL 1
INFORMATION ON THE BOARD AND ITS COMMITTEES
DIRECTORS’ COMPENSATION AND SHAREHOLDING REQUIREMENT
SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE
REPORT OF THE AUDIT COMMITTEE
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE COMPENSATION COMMITTEE
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
PROPOSAL 2 INDEPENDENT ACCOUNTANTS AND AUDITORS
FUTURE SHAREHOLDER PROPOSALS
OTHER MATTERS

MERCER INTERNATIONAL INC.
Suite 2840, 650 West Georgia Street
Vancouver, B.C. V6B 4N8

PROXY STATEMENT

General

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation by management of Mercer International Inc. (“Mercer” or the “Company”) of proxies for use at the annual general meeting of our shareholders (“Shareholders”) to be held at the Terminal City Club, 837 West Hastings Street, Vancouver, British Columbia, Canada at 10:00 a.m. (Vancouver time) on June 12, 2007 (the “Meeting”), or any adjournment, postponement or rescheduling thereof. If a proxy in the accompanying form (a “Proxy”) is properly executed and received by us prior to the Meeting or any adjournment, postponement or rescheduling thereof, our shares of common stock, $1.00 par value (the “Shares”) represented by such Proxy will be voted in the manner directed. In the absence of voting instructions, the Shares will be voted for the proposals set out in the accompanying notice of annual general meeting of Shareholders. Please see the Proxy for voting instructions.

A Proxy may be revoked at any time prior to its use by filing a written notice of revocation of proxy or a later dated Proxy with the Company’s registrar and transfer agent, Mellon Investor Services LLC, at P.O. Box 3315, South Hackensack, NJ 07606. A Proxy may also be revoked by attending the Meeting and voting Shares in person. Attendance at the Meeting will not, in and of itself, constitute revocation of a Proxy.

The holders of one-third of the outstanding Shares entitled to vote at the Meeting, present in person or represented by Proxy, constitutes a quorum for the Meeting. Under applicable Washington State law, abstentions and broker non-votes will be counted for the purposes of establishing a quorum for the Meeting.

Proxies for the Meeting will be solicited by the Company primarily by mail. Proxies may also be solicited personally by our directors, officers or regular employees without additional compensation. We may reimburse banks, broker-dealers or other nominees for their reasonable expenses in forwarding the proxy materials for the Meeting to beneficial owners of Shares. The costs of this solicitation will be borne by the Company.

This Proxy Statement and accompanying Proxy and our annual report for 2006 will be mailed to Shareholders commencing on or about May 9, 2007. The close of business on April 26, 2007 has been fixed as the record date (the “Record Date”) for the determination of Shareholders entitled to notice of and to vote at the Meeting or any adjournment, postponement or rescheduling thereof.

COMMONLY ASKED QUESTIONS AND ANSWERS

Q:	Why am I receiving this Proxy Statement and Proxy?

A:	This Proxy Statement describes the proposals upon which you, as a Shareholder, will vote. It also gives you information on the proposals, as well as other information so that you can make an informed decision.

Q:	What is the Proxy?

A:	The Proxy enables you to appoint Jimmy S.H. Lee and David M. Gandossi as your representatives at the Meeting. By completing and returning the Proxy, you are authorizing Mr. Lee and Mr. Gandossi to vote your Shares at the Meeting as you have instructed them on the Proxy. This way your Shares will be voted whether or not you attend the Meeting. Even if you plan to attend the Meeting, it is a good idea to complete and return your Proxy before the date of the Meeting just in case your plans change.

Q:	Who can vote at the Meeting?

A:	Registered Shareholders who own our Shares on the Record Date may attend and vote at the Meeting. Each Share is entitled to one vote. There were 36,254,027 Shares outstanding on the Record Date. If you own your Shares through a brokerage account or in another nominee form, you must provide instructions to the broker or nominee as to how your Shares should be voted. Your broker or nominee will generally provide you with the appropriate forms at the time you receive this Proxy Statement. If you own your Shares through a brokerage account or nominee, you cannot vote in person at the Meeting unless you receive a Proxy from the broker or the nominee.

Q:	What am I voting on?

A:	We are asking you to: (i) vote for the election of the Company’s directors for the ensuing year; and (ii) ratify the selection of PricewaterhouseCoopers LLP as our independent auditors. OUR BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH OF THESE PROPOSALS.

Q:	How do I vote?

A:	You may vote by mail.

Complete, date, sign and mail the Proxy to our registrar and transfer agent Mellon Investor Services LLC, at P.O. Box 3315, South Hackensack, NJ 07606, in the enclosed postage pre-paid envelope. If you mark your voting instructions on the Proxy, your Shares will be voted as you instruct. Please see the Proxy for voting instructions.

You may vote in person at the Meeting.

If you attend the Meeting, you may vote as instructed at the Meeting. However, if you hold your Shares in street name (that is, through a broker/dealer or other nominee), you will need to bring to the Meeting a Proxy delivered to you by such nominee reflecting your Share ownership as of the Record Date.

Q:	What does it mean if I receive more than one Proxy?

A:	It means that you hold Shares in multiple accounts. Please complete and return all Proxies to ensure that all your Shares are voted in accordance with your instructions.

Q:	What if I change my mind after returning my Proxy?

A:	You may revoke your Proxy and change your vote at any time before completion of voting at the Meeting. You may do this by:

• sending a signed notice of revocation of proxy to our registrar and transfer agent at the address set out above stating that the Proxy is revoked; or

• signing another Proxy with a later date and sending it to our registrar and transfer agent at the address set out above before the date of the Meeting; or

• voting at the Meeting.

Your Proxy will not be revoked if you attend the Meeting but do not vote.

If you own your Shares through a broker or other nominee and wish to change your vote, you must send those instructions to your broker or nominee.

Q:	Will my Shares be voted if I do not sign and return my Proxy?

A:	If your Shares are registered in your name, they will not be voted unless you submit your Proxy or vote in person at the Meeting. If your Shares are held in street name, your broker/dealer or other nominee will not have the authority to vote your Shares unless you provide instructions.

Q:	Who will count the votes?

A:	Agents of the Company will tabulate the Proxies. Additionally, votes cast by Shareholders voting in person at the Meeting are tabulated by a person who is appointed by our management before the Meeting.

Q:	How many Shares must be present to hold the Meeting?

A:	To hold the Meeting and conduct business, at least one-third of the outstanding Shares must be present at the Meeting. This is called a quorum.

Votes are counted as present at the Meeting if a Shareholder either:

• is present and votes in person at the Meeting; or

• has properly submitted a Proxy.

Abstentions and broker non-votes (Shares held by a broker/dealer or other nominee that are not voted because the broker/dealer or other nominee does not have the authority to vote on a particular matter) will be counted for the purposes of a quorum.

Q:	How many votes are required to elect directors?

A:	The affirmative vote of a majority of the Shares voted at the Meeting is required to elect our directors. However, in 2006, the board of directors (the “Board”) adopted new corporate governance guidelines regarding director elections. The guidelines provide that in an uncontested election any nominee for director who receives a greater number of votes “Withheld” for his or her election than votes “For” such election (a “Majority Withheld Vote”) will promptly tender his or her resignation as a director to the governance and nominating committee (the “Governance Committee”) which will, without participation of any director so tendering his or her resignation, consider the resignation offer and recommend to the Board whether to accept it. The Board, without participation by any director so tendering his or her resignation, will act on the Governance Committee’s recommendation within 90 days following certification of the Shareholder vote. We will promptly issue a press release disclosing the Board’s decision and, if the Board rejects the resignation offer, its reasons for such decision. We will also promptly disclose this information in a Securities and Exchange Commission (“SEC”) filing.

Q:	How many votes are required to adopt the other proposal?

A:	The ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the Shares represented at the Meeting and entitled to vote thereon.

Q:	What is the effect of withholding votes or “abstaining”?

A:	You can withhold your vote for any nominee in the election of directors. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome (other than potentially triggering the director resignation requirements set forth in our corporate governance guidelines and as described above). On other proposals, you can “Abstain”. If you abstain, your Shares will be counted as present at the Meeting for purposes of that proposal and your abstention will have the effect of a vote against the proposal.

Q:	How are votes counted?

A:	You may vote “For” or “Withhold” your vote on the proposal to elect directors. You may vote “For” or “Against” or “Abstain” on the proposal to ratify the selection of our independent auditors. If you withhold or abstain from voting on a proposal, it will have the practical effect of voting against the proposal.

If you sign and return your Proxy without voting instructions, your Shares will be counted as a “For” vote in favor of each proposal.

Q:	Could other matters be discussed at the Meeting?

A:	We do not know of any other matters to be brought before the Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Meeting for consideration, the persons named in the Proxy will have the discretion to vote on those matters on your behalf.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

There were 36,254,027 Shares issued and outstanding on the Record Date. Each Share is entitled to one vote at the Meeting.

The following table sets forth certain information regarding the beneficial ownership of our Shares as of April 27, 2007 by each Shareholder known by us to own more than five percent of our outstanding Shares. The following is based solely upon statements made in filings with the SEC or other information we believe to be reliable.

	Number of	Percentage of
Name and Address of Owner	Shares Owned	Outstanding Shares

Platinum Asset Management LLC	5,100,024	14.1%
Level 4, 55 Harrington Street Sydney, Australia 200 C3 00000
Peter R. Kellogg(1)	6,038,232	13.4%
48 Wall Street New York, NY 10005
Greenlight Capital, L.L.C.(2)	3,636,717	8.1%
140 East 45th Street New York, NY 10017
Franklin Resources, Inc.(3)	3,114,426	6.9%
One Franklin Parkway Building 920 San Mateo, CA 94403

(1)	Filed jointly with IAT Reinsurance Company Ltd. The number of Shares owned includes 1,645,161 Shares issuable upon conversion of convertible senior subordinated notes. The percentage of outstanding Shares owned gives pro forma effect to the 8,678,058 Shares issuable upon conversion of the remaining outstanding convertible senior subordinated notes.

(2)	Filed jointly with Greenlight Capital, Inc. and David Einhorn. The number of Shares owned includes 2,000,000 Shares issuable upon conversion of convertible senior subordinated notes. The percentage of outstanding Shares owned gives pro forma effect to the 8,678,058 Shares issuable upon conversion of the remaining outstanding convertible senior subordinated notes.

(3)	Filed jointly with Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, LLC. The number of Shares owned includes 903,226 Shares issuable upon conversion of convertible senior subordinated notes. The percentage of outstanding Shares owned gives pro forma effect to the 8,678,058 Shares issuable upon conversion of the remaining outstanding convertible senior subordinated notes.

PROPOSAL 1

ELECTION OF DIRECTORS

In accordance with our articles of incorporation and bylaws, as amended, our Board is authorized to fix the number of the Company’s directors at not less than three (3) and not more than thirteen (13) and has fixed the current number of directors at seven (7). Directors are elected at each annual meeting of Shareholders to hold office until the next annual meeting. The persons identified below are nominated to be elected at the Meeting for the ensuing year. All of the nominees are currently directors of the Company. Despite the expiration of a director’s term, the director shall continue to serve until the director’s successor is elected and qualified or until there is a decrease in the number of directors. If for any unforeseen reason any of the nominees for director declines or is unable to serve, Proxies will be voted for the election of such other person or persons as shall be designated by the directors. Proxies received which do not specify a choice for the election of the nominees will be voted “FOR” each of the nominees. OUR BOARD RECOMMENDS A VOTE IN FAVOR OF EACH NOMINEE.

The Board has determined that each of our nominee directors, other than our chief executive officer, Mr. Lee, is independent under applicable laws and regulations and the listing requirements of the NASDAQ. In 2006, we adopted certain corporate governance guidelines including a shareholding requirement for our non-employee directors which takes effect within three years of becoming a director or the coming into effect of such guidelines, whichever is later.

Nominees for Election as Directors

Jimmy S.H. Lee, age 50, has been a director since May 1985 and chairman, president and chief executive officer since 1992. During Mr. Lee’s tenure with the Company, the Company acquired the Rosenthal mill, converted the Rosenthal mill to the production of kraft pulp, constructed and started up the Stendal mill and acquired the Celgar mill.

Kenneth A. Shields, age 58, has been a director and lead director since August 2003 and in February 2006 he was appointed deputy chairman. Mr. Shields currently serves as a member of the board of directors of Raymond James Financial, Inc. and is a non-executive director of its Canadian subsidiary, Raymond James Ltd. Mr. Shields is also a director of TimberWest Forest Corp. Additionally, Mr. Shields has served as past chairman of the Investment Dealers Association of Canada and Pacifica Papers Inc., and is a former director of Slocan Forest Products Ltd. Mr. Shields meets our shareholding requirement.

William D. McCartney, age 51, has been a director since January 2003. Mr. McCartney has been president and chief executive officer of Pemcorp Management Inc., a management services company, since 1990. Mr. McCartney is a director of Southwestern Resources Corp., where he has served since March 2004. Mr. McCartney is also a member of the Canadian Institute of Chartered Accountants. Mr. McCartney meets our shareholding requirement.

Guy W. Adams, age 56, has been a director since August 2003. Mr. Adams is the managing member of GWA Advisors, LLC, GWA Investments, LLC, referred to as “GWA”, and GWA Capital Partners, LLC, where he has served since 2002, and is the managing member of GWA Master Fund, LP since October 2004. GWA Advisors, LLC is a private equity investment firm and a holding company for Mr. Adams’ private equity investments. GWA is an investment fund investing in publicly traded securities managed by GWA Capital Partners, LLC, a registered investment advisor. Prior to 2002, Mr. Adams was the president of GWA Capital Partners, LLC, which he founded in 1996 to invest his own capital in public and private equity transactions, and a business consultant to entities seeking refinancing or recapitalization. In 2003, Mr. Adams was initially nominated for election as a director pursuant to a settlement agreement entered into between us and Greenlight Capital, Inc. and Greenlight Capital, LLC. Mr. Adams meets our shareholding requirement.

Eric Lauritzen, age 69, has been a director since June 2004. Mr. Lauritzen was president and chief executive officer of Harmac Pacific, Inc., a North American producer of softwood kraft pulp previously listed on the Toronto Stock Exchange (the “TSX”) and acquired by Pope & Talbot, Inc. in 1998, from May 1994 to July 1998, when he retired. Mr. Lauritzen was vice-president, pulp and paper marketing of MacMillan Bloedel Limited, a North American pulp and paper company previously listed on the TSX and acquired by Weyerhaeuser Company Limited in 1999, from July 1981 to April 1994. Mr. Lauritzen meets our shareholding requirement.

Graeme A. Witts, age 69, has been a director since January 2003. Mr. Witts organized Sanne Trust Company Limited, a trust company located in the Channel Islands, in 1988 and was managing director from 1988 to 2000, when he retired. Mr. Witts is also a fellow of the Institute of Chartered Accountants in England and Wales. Mr. Witts meets our shareholding requirement.

George Malpass, age 67, has been a director since November, 2006. Mr. Malpass has been the chairman and chief executive officer of G-2 Investments Inc., a private investment company, since 1988. Mr. Malpass also served as a director of Riverside Forest Products Ltd. and as a director and vice chairman of International Forest Products Ltd. Mr. Malpass does not currently meet our shareholding requirement.

Majority Withheld Policy in Uncontested Director Elections

In order to provide Shareholders with a meaningful role in the outcome of director elections, the Board has adopted a provision on voting for directors in uncontested elections as part of our corporate governance guidelines. In general, this provision provides any nominee in an uncontested election who receives more votes “Withheld” from his or her election than votes “For” his or her election must promptly tender an offer of resignation following certification of the Shareholder vote to our Governance Committee which will, without the participation of any director so tendering his or her resignation, consider the resignation and recommend to the Board whether to accept the resignation offer. The Board, without the participation of any director so tendering his or her resignation, will act on the Governance Committee’s recommendation within 90 days following certification of the Shareholder vote. Any such tendered resignation will be evaluated in the best overall interests of the Company and its Shareholders. The Board’s decision will be disclosed in a Form 8-K furnished by the Company to the SEC within four business days of the decision. If the Board decides to turn down the tendered resignation, or to pursue any additional action (as described above or otherwise), then the Form 8-K will disclose the Board’s reasons for doing so. If each member of the Governance Committee receives a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote will act as a committee to consider the resignation offers and recommend to the Board whether to accept them. Any director who offers to resign pursuant to this provision will not participate in any actions by either the Governance Committee or the Board with respect to accepting or turning down his or her own resignation offer. The complete terms of this provision are included in our corporate governance guidelines which can be found at the “Governance Guidelines” link on our website at www.mercerint.com.

Executive Officers

The following provides certain background information about each of our executive officers other than Jimmy S. H. Lee, whose information appears above under “Nominees for Election as Directors”:

David M. Gandossi, age 49, has been secretary, executive vice-president and chief financial officer since August 2003. Mr. Gandossi was formerly the chief financial officer and executive vice-president of Formation Forest Products (a closely held corporation) from June 2002 to August 2003. Mr. Gandossi previously served as chief financial officer, vice-president, finance and secretary of Pacifica Papers Inc., a North American specialty pulp and paper manufacturing company previously listed on the TSX, from December 1999 to August 2001 and controller and treasurer from June 1998 to December 1999. From June 1998 to August 1998, he also served as secretary to Pacifica Papers Inc. From March 1998 to June 1998, Mr. Gandossi served as controller, treasurer and secretary of MB Paper Ltd. From April 1994 to March 1998, Mr. Gandossi held the position of controller and treasurer with Harmac Pacific Inc., a Canadian pulp manufacturing company previously listed on the TSX. Mr. Gandossi is a member of the Canadian Institute of Chartered Accountants.

Claes-Inge Isacsson, age 61, has been the chief operating officer since November 2006. Formerly, Mr. Isacsson held a variety of senior positions around the world, including president of AF Process AB in Sweden from January 2006 to November 2006 and vice-president (operations) of Asia Pacific Resources International Holding Company Limited in Indonesia from May 2004 to October 2005. Mr. Isacsson previously served as senior vice-president (production) of Norske Skog ASA in Norway from February 2003 to January 2004. From September 1999 to February 2003, Mr. Isacsson served as president of Norske Skog Europe.

Leonhard Nossol, age 49, has been our group controller for Europe since August 2005. He has also been a managing director of the Rosenthal mill since 1997 and the sole managing director of Rosenthal since September 2005. Mr. Nossol had a significant involvement in the conversion of the Rosenthal mill to the production of kraft pulp in 1999 and the related increase in the mill’s annual production capacity to 280,000 ADMTs, and subsequently to 310,000 ADMTs, as well as the reduction in production costs at the mill.

Wolfram Ridder, age 45, was appointed vice-president of business development in August 2005, prior to which he was a managing director of the Stendal mill, our approximately 70% owned subsidiary, from July 2002. Mr. Ridder was the principal assistant to our chief executive officer from November 1995 until September 2002.

Werner Stüber, age 65, has been vice-president of technical support and pulp operations since August 2005. Mr. Stüber was previously a managing director of our Rosenthal mill from 1996 to 2005. Mr. Stüber had a significant involvement in the conversion of the Rosenthal mill to the production of kraft pulp in 1999 and the related increase in the mill’s annual production capacity to 280,000 ADMTs, and subsequently to 310,000 ADMTs, as well as the reduction in production costs at the mill.

David Ure, age 40, has been the vice-president and controller since October 2006. Mr. Ure was previously the controller of Catalyst Paper Corporation since February 2000. Mr. Ure has over 15 years of experience in the pulp and paper industry.

David M. Cooper, age 53, has been vice-president of sales and marketing for Europe since June 2005. Mr. Cooper previously held a variety of senior positions around the world in Sappi Ltd., a large global forest products group, from 1982 to 2005, including the sales and marketing of various pulp and paper grades and the management of a manufacturing facility. He has more than 23 years of diversified experience in the international pulp and paper industry.

Eric X. Heine, age 43, has been vice-president of sales and marketing for North America and Asia since June 2005. Mr. Heine was previously vice-president pulp and international paper sales and marketing for Domtar Inc., a global pulp and paper corporation, from 1999 to 2005. He has over 18 years of experience in the pulp and paper industry, including developing strategic sales channels and market partners to build corporate brands.

INFORMATION ON THE BOARD AND ITS COMMITTEES

Our Board has developed corporate governance guidelines in respect of: (i) the duties and responsibilities of the Board, its committees and the officers of the Company; and (ii) practices with respect to the holding of regular quarterly and strategic meetings of the Board including separate meetings of non-management directors. A copy of our corporate governance guidelines can be found at the “Governance Guidelines” link on our website at www.mercerint.com.

Directors’ Meetings Attended in 2006

The Board met 14 times during 2006 and the independent board members met an additional five times. Each current member of the Board attended 75% or more of the total number of such meetings and meetings of the committees of the Board on which they serve. Although we do not have a formal policy with respect to attendance of directors at our annual meetings, all directors are encouraged and expected to attend such meetings if possible. Six directors attended the annual meeting held in June, 2006.

	Board		Committee
Director	Meetings		Meetings

Jimmy S.H. Lee	14 of 14	(1)	2 of 2
Kenneth A. Shields	19 of 19		8 of 8
William D. McCartney	18 of 19		12 of 12
Guy W. Adams	19 of 19		4 of 4
Eric Lauritzen	19 of 19		12 of 12
Graeme A. Witts	18 of 19		12 of 12
George Malpass	1 of 1	(2)	N/A	(3)

(1)	Mr. Lee is not an independent director and did not attend any of the meetings of independent directors other than by invitation.

(2)	Mr. Malpass was appointed as a director of the Company in November 2006 and has attended each Board meeting since his appointment.

(3)	Mr. Malpass was appointed as a member of each of the Environmental, Health and Safety Committee and the Governance Committee in November 2006. Neither the Environmental, Health and Safety Committee nor the Governance Committee held a Meeting in 2006 after Mr. Malpass’ appointment.

Executive Sessions

Executive sessions of non-management directors without management present are held regularly, generally before Board meetings, to review, among other things, the criteria upon which the performance of senior officers is based, the Company’s governance practices, the reports of our independent registered chartered accountants and any other relevant matters. The lead director, with input from other directors, develops the agenda for and presides over these meetings. Meetings are also held formally and informally from time to time with the chief executive officer for general discussions of relevant subjects.

Standing Committees

Our Board currently has established four standing committees: the audit committee, the compensation and human resources committee (the “Compensation Committee”), the Governance Committee and the environmental, health and safety committee (the “Environmental Committee”). Each committee member is independent under applicable laws and regulations and the listing requirements of the NASDAQ. Copies of the respective terms of reference of such committees are part of the corporate governance guidelines available at the “Governance Guidelines” link on our website at www.mercerint.com.

Committee	Current Members	Primary Responsibilities

Audit Committee (met 8 times in 2006)	William D. McCartney(1)(2) Graeme A. Witts(2) Eric Lauritzen	• Meet with and review the results of the audit of our financial statements performed by the independent public accountants; and • Recommend the selection of independent public accountants.
Compensation and Human Resources Committee (met 4 times in 2006)	Eric Lauritzen(1) George Malpass(3) Guy W. Adams Kenneth A. Shields(3)
• Review and approve the strategy and design of the Company’s compensation, equity-based and benefits programs;

• Approve all compensation actions relating to executive officers; and
• Review annual performance objectives, succession planning and training requirements.

Governance and Nominating Committee (met 4 times in 2006)	Kenneth A. Shields(1) Graeme A. Witts William D. McCartney
• Manage the corporate governance system of the Board;

• Assist the Board in fulfilling its duties to meet applicable legal and regulatory and self-regulatory business principles and codes of best practice;

Committee	Current Members	Primary Responsibilities

• Assist in the creation of a corporate culture and environment of integrity and accountability;
• In conjunction with the lead director, monitor the quality of the relationship between the Board and management;
• Review management succession plans;
• Recommend to the Board nominees for appointment to the Board;
• Lead the Board’s annual review of the chief executive officer’s performance; and • Set the Board’s forward meeting agenda.
Environmental, Health and Safety Committee (met 2 times in 2006)	Eric Lauritzen(1) George Malpass Jimmy S. H. Lee
• Review, approve and, if necessary, revise the environmental, health and safety policies and environmental compliance programs of the Company;

• Monitor the Company’s environmental, safety and health management systems including internal and external audit results and reporting; and

• Provide direction to management on the frequency and focus of external independent environmental, health and safety audits.

(1)	Chairman of the committee.

(2)	A “financial expert” within the meaning of such term under the Sarbanes Oxley Act of 2002.

(3)	In November 2006, Mr. Shields was replaced as a member of the Compensation Committee by Mr. Malpass.

Complaint Procedure

The audit committee has established procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential and anonymous submission by the Company’s employees and others of concerns regarding questionable accounting or auditing matters. A person wishing to notify the Company of such a complaint or concern should send a written notice thereof, marked “Private & Confidential”, to the chairman of the audit committee, Mercer International Inc., c/o Suite 2840, 650 West Georgia Street, Vancouver, B.C., V6B 4N8, Canada.

Directors’ Nominations

The Board is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to the Governance Committee in consultation with our chairman and chief executive officer. The Governance Committee will recommend to the Board a nominee to fill a vacancy on the Board and will also annually evaluate and recommend to the Board nominees for election as directors at annual meetings of Shareholders.

The Governance Committee believes that certain criteria should be met by director nominees to ensure effective corporate governance, support the Company’s strategies and businesses, account for individual director attributes and the effect of the overall mix of those attributes on the Board’s effectiveness, and support the successful recruitment of qualified candidates for the Board. Qualified candidates are those who, in the judgment of the Governance Committee, possess certain personal attributes and a sufficient mix of experience and related attributes to assure effective service on the Board. The personal attributes of director nominees that the Governance Committee considers include leadership, judgment, integrity, independence and high personal and professional ethics. Nominees considered by the Governance Committee are those that also possess a mix of experience and related attributes, including general business experience, industry knowledge, financial acumen, special business experience and expertise.

The Governance Committee may seek recommendations or receive recommendations for Board candidates from various sources, including the Company’s directors, management and Shareholders. The Governance Committee may also engage a professional search firm.

The Governance Committee will consider nominees recommended by Shareholders as candidates for Board membership. A Shareholder wishing to nominate a candidate for Board membership should provide written notice to the secretary of the Company as described below. To nominate a candidate for election to the Board at an annual meeting, the notice must be received not less than 120 days before the first anniversary of the date of the Company’s Proxy Statement released to Shareholders in connection with the annual meeting held in the prior year. The notice should contain information about both the nominee and the Shareholder making the nomination, including such information regarding each nominee required to be included in a Proxy Statement filed pursuant to Commission rules and regulations and such other information sufficient to allow the Governance Committee to determine if the candidate meets the criteria for Board membership described above. The Governance Committee may require that the proposed nominee furnish additional information to determine that person’s eligibility to serve as a director.

Shareholder Communications with Board

Shareholders who wish to communicate with the Board (other than with respect to a complaint or concern regarding accounting, internal accounting controls or auditing matters which must be directed to the audit committee as described above) should send written correspondence to the Board in the care of the Secretary, Mercer International Inc., c/o Suite 2840, 650 West Georgia Street, Vancouver, B.C., V6B 4N8, Canada. The correspondence should indicate that the person sending the correspondence is a Shareholder and set out the purpose of such communication. The secretary will: (i) forward the correspondence to the director to whom it is addressed or, in the case of correspondence addressed to the Board generally, to the lead director; (ii) attempt to handle the inquiry directly where it is a request for information about the Company; or (iii) not forward the correspondence if it is primarily commercial in nature or if it relates to an improper topic. All such correspondence will be summarized for the Board periodically and each such correspondence will be made available to any director upon request.

DIRECTORS’ COMPENSATION AND SHAREHOLDING REQUIREMENT

Directors’ Compensation

Our directors, other than our lead director, receive $30,000 annually for their services plus $1,000 for each meeting of directors that they attend in person or $500 for each such meeting that they attend by teleconference. Our lead director, Mr. Shields, receives $60,000 annually for his services. We also reimburse our directors and officers for expenses incurred in connection with their duties as our directors and officers. The chairman of the audit committee receives $20,000 annually, the chairman of the Environmental Committee receives $5,000 annually and the chairman of each of the Compensation Committee and Governance Committee receives $10,000 annually for their services in that regard.

In addition, under our 2004 stock incentive plan, immediately after each annual meeting of Shareholders, each of our non-employee directors who is not elected to the Board for the first time at such annual meeting and who will continue to serve as a member of the Board after the meeting, receives 3,000 restricted shares for their services, provided that each such director has served on the Board for at least six months. Prior to the third-quarter of 2006, the annual grant consisted of 2,500 restricted Shares. As a result in 2006, Messrs. McCartney, Witts, Lauritzen and Adams received 2,500 restricted shares for their services as directors, which vest in June 2007. In the third-quarter of 2006, the Board determined to grant 6,000 restricted shares annually to our lead director commencing after our 2007 annual meeting. Prior to August, 2006, the lead director was not granted any restricted shares on an annual basis for his services.

Director Compensation Table

The following table sets forth information regarding compensation paid to our directors in their capacity as directors during the most recently completed fiscal year.

					Change in
					Pension
					Value and
	Fees			Non-Equity	Nonqualified
	Earned or			Incentive	Deferred
	Paid	Stock	Option	Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)(2)(3)	($)	($)	($)	($)	($)

Jimmy S. H. Lee	—	—	—	—	—	—	—
William D. McCartney	64,750	19,638	—	—	—	—	84,388
Kenneth A. Shields	67,750	—	—	—	—	—	67,750
Guy W. Adams	39,167	19,638	—	—	—	—	58,805
Eric Lauritzen	57,333	19,638	—	—	—	—	76,971
Graeme A. Witts	45,667	22,131	—	—	—	—	67,798
George Malpass(4)	8,000	—	—	—	—	—	8,000

(1)	Fees earned or paid in cash include $30,000 which is paid to each of our directors, other than our lead director, plus $1,000 for each meeting of directors that they attend in person or $500 for each such meeting that they attend by teleconference. Our lead director, Mr. Shields, receives $60,000 annually for his services. The chairman of each of the Compensation Committee and the Governance Committee receives $10,000 annually, the chairman of the audit committee receives $20,000 annually and the chairman of the environmental, safety and health committee receives $5,000 annually for their services in that regard.

(2)	The value is based on a stock value of $8.68 per share, being the trading price at the time of grant, multiplied by stock awards of 2,500 restricted shares which were granted to each of our non-employee directors after our annual meeting of Shareholders held in 2006, provided that such non-employee director was not elected to the Board for the first time at such annual meeting, and who will continue to serve as a member of the Board after the meeting, and has been a director for at least six months. Stock awards granted after the third quarter of 2006 will consist of 3,000 restricted shares.

(3)	Stock awards consist of Shares. The amounts shown represent the expense recognized in 2006 by the Company for restricted stock awards held by Named Executive Officers (as hereinafter defined) as determined under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), share-based payment (“FAS 123R”), excluding any forfeiture adjustments, and do not reflect the cost of the 2006 restricted stock award in its entirety. For a discussion of the valuation assumptions, see Note 12 to the Company’s consolidated financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2006. The FAS 123R value reflects the Company’s cost of the stock awards over the two year vesting period of the award. See the “Grants of Plan-Based Awards” table for the grant date fair value of each restricted stock award in its entirety.

(4)	Mr. Malpass was appointed as a director of the Company in November 2006.

Shareholding Requirement

Within three years of becoming a director or the coming into effect of the corporate governance guidelines, whichever is later, each non-employee director should own a minimum number of shares of our common stock which is equal in value to three times the amount of their annual cash retainer at the time the requirement was implemented. Directors are strongly encouraged to meet this new requirement within three years of becoming a director.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table sets forth information regarding the ownership of our Shares as of April 27, 2007 by: (i) each of our directors and executive officers; and (ii) all of our directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power with respect to the Shares set forth opposite his name. Each person has indicated that he will vote all Shares owned by him in favor of each of the proposals to be considered at the Meeting.

	Number of	Percentage of
Name of Owner	Shares Owned	Outstanding Shares

Jimmy S.H. Lee(1)	2,009,800	5.39%
Kenneth A. Shields(2)	100,000	*
Guy W. Adams(3)	77,600	*
William D. McCartney(3)	10,000	*
Graeme A. Witts(3)	10,685	*
Eric Lauritzen(3)	14,000	*
David M. Gandossi(4)	130,000	*
Wolfram Ridder(5)	13,334	*
Leonhard Nossol(6)	46,716	*
David Ure(7)	10,000	*
David M. Cooper(8)	20,000	*
Claes-Inge Isacsson(9)	15,000	*
Werner Stüber(10)	Nil	Nil
George Malpass	Nil	Nil
Jochen Riepl	Nil	Nil
Directors and Executive Officers as a Group (15 persons)(11)	2,457,135	6.59%

*	Less than 1% of our issued and outstanding shares of common stock.

(1)	Includes 1,161,466 Shares, presently exercisable options to acquire up to 835,000 Shares and 13,334 restricted shares granted by the Company in connection with Mr. Lee’s role as an executive officer of the Company. The restricted shares will vest and become non-forfeitable in September, 2007, unless a change in control of the Company occurs prior to such date, in which case such shares vest immediately upon the occurrence of such change in control.

(2)	Mr. Shields purchased 10,000 of our Shares in February 2005 pursuant to our public offering of Shares.

(3)	In June, 2006, 2,500 restricted shares were granted to each independent director (other than the lead director) in connection with his role as an independent director of Mercer. These Shares vest and became non-forfeitable on June 21, 2007 unless a change in control of the Company occurs prior thereto.

(4)	Includes presently exercisable options to acquire up to 100,000 of our Shares.

(5)	Represents presently exercisable options to acquire 13,334 Shares. Mr. Ridder also has options to acquire a further 6,666 of our Shares which options vest in September, 2007.

(6)	Includes 50 Shares and presently exercisable options to acquire 46,666 Shares. Mr. Nossol also has options to acquire a further 8,334 of our Shares which options vest in September, 2007.

(7)	In October, 2006, Mr. Ure was granted 10,000 restricted shares in connection with his role as a senior executive of Mercer, of which 3,333 Shares vested in October 2006 and the remaining will vest in two equal installments in October, 2007 and October, 2008.

(8)	Represents presently exercisable stock options. Mr. Cooper also has an option to acquire a further 10,000 of our Shares which options vest in July, 2007.

(9)	In November, 2006, Mr. Isacsson was granted 15,000 restricted shares in connection with his role as a senior executive of Mercer, of which 5,000 vested in November, 2006 and the remaining will vest in two equal installments in November, 2007 and November, 2008.

(10)	Mr. Stüber has options to acquire 8,334 of our Shares which options vest in September, 2007.

(11)	Includes presently exercisable stock options to acquire up to 1,015,000 of our Shares.

The following table sets forth information as at December 31, 2006 regarding: (i) our 1992 amended and restated stock option plan (the “1992 Amended Option Plan”) under which options to acquire an aggregate of 3,600,000 of our Shares may be granted; and (ii) our 2004 stock incentive plan pursuant to which 1,000,000 of our Shares may be issued pursuant to options, stock appreciation rights and restricted Shares:

	Number of Shares to		Number of Shares
	be Issued Upon	Weighted-Average	Available for
	Exercise of	Exercise Price of	Future Issuance
	Outstanding Options	Outstanding Options	Under Plan

1992 Amended Option Plan	1,095,000	$6.71	130,500
2004 Stock Incentive Plan(1)	30,000	$7.30	779,314	(1)

(1)	An aggregate of 190,686 restricted Shares have been issued under the plan.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires that our officers and directors and persons who own more than 10% of our Shares file reports of ownership and changes in ownership with the Commission and furnish us with copies of all such reports that they file. Based solely upon a review of the copies of these reports received by us, and upon written representations by our directors and officers regarding their compliance with the applicable reporting requirements under Section 16(a) of the Exchange Act, we believe that all of our directors and officers filed all required reports under Section 16(a) in a timely manner for the year ended December 31, 2006.

REPORT OF THE AUDIT COMMITTEE

The audit committee is composed of independent directors under applicable laws and regulations and under a written charter. A copy of the charter is available at the “Audit Committee Charter” link on our website at www.mercerint.com. The audit committee reviews the Company’s financial reporting process on behalf of the Board. However, management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the audit committee has met and held discussions with management and the Company’s independent registered chartered accountants regarding the fair and complete presentation of the Company’s results and the assessment of the Company’s internal control over financial reporting. The audit committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered chartered accountants. The audit committee discussed with the independent registered chartered accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

In addition, the audit committee has discussed with the independent registered chartered accountants the auditor’s independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The audit committee also has considered whether the independent registered chartered accountants’ provision of non-audit services to the Company is compatible with the auditor’s independence. The audit committee has concluded that the Company’s independent registered chartered accountants are independent from the Company and its management.

The audit committee discussed with the independent registered chartered accountants the overall scope and plans for their respective audits. The audit committee met with the independent registered chartered accountants, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

In 2007, the audit committee, after having requested and considered competing proposals for the audit for the current year, recommended replacing Deloitte & Touche LLP with PricewaterhouseCoopers LLP as the Company’s independent auditors. The audit committee has selected and appointed, and the Board has ratified, PricewaterhouseCoopers LLP as the Company’s independent registered chartered accountants.

William D. McCartney, Chairman
Graeme A. Witts
Eric Lauritzen

The report of the audit committee does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company specifically incorporates the report by reference therein.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation and Human Resources Committee

The Compensation Committee is composed entirely of non-employee directors who are independent under applicable laws and regulations and the listing requirements of the NASDAQ. The Compensation Committee operates pursuant to a written charter that is available on our website www.mercerint.com. The Compensation Committee, among other things, has the responsibility to:

•	review and approve the strategy and design of the Company’s compensation, equity based and benefits programs for the Company’s executive officers;

•	approve all compensation for executive officers;

•	periodically review and make recommendations to the Board with respect to director compensation, including compensation for members of committees of the Board;

•	review annual written goals and objectives of the senior executives of the Company, including the Chief Executive Officer (the “CEO”);

•	review actual performance against previous year’s goals to evaluate the individual performance and, in turn, compensation levels;

•	review and approve management’s succession plans for all key executives and managers of the Company; and

•	review individual specific training requirements for key executives and managers of the Company.

In February 2007 the scope of the Compensation Committee was expanded to include human resources based on its involvement in the areas of reviewing annual performance objectives, succession planning and training requirements.

Compensation Philosophy

Our compensation philosophy for executive officers is principally performance-based. As our operations are in Europe and North America, we also consider local market demands, availability of qualified management and the local cost of living. Our principal compensation objectives are to: (i) secure and retain the services of qualified executive officers, and (ii) create an environment in which such officers are motivated to achieve and maintain superior performance levels.

To achieve the Company’s objectives, the Compensation Committee uses the following principles in the design and administration of our compensation programs:

•	Competitiveness. Executives’ total compensation levels should be competitive and at market median with other comparable companies operating within the forest products industry and other companies with which the Company competes for executive talent. A greater percentage of compensation for senior management should be tied to our performance to allow us to attract and retain employees with the skills essential for our long-term success;

•	Alignment to Shareholder Interests. Rewards should be linked to the creation of long-term shareholder value through the use of restricted shares and stock options;

•	Flexible Short-Term and Long-Term Incentives. Incentive plans should balance both fixed and variable and short and long-term compensation programs to support a performance-based culture;

•	Pay for Performance. Above-median compensation should be provided for superior performance; and

•	Employee Understanding. Overall compensation simplicity should be maintained to ensure broad employee understanding and acceptance.

Annual bonuses and long-term incentives, either in the form of stock options awarded under our 1992 Amended Option Plan or in the form of restricted shares, options and/or stock appreciation rights under our 2004 Stock Incentive Plan (together with our 1992 Amended Option Plan, the “Incentive Plans”), are considered where and as appropriate. The Incentive Plans have been approved by our Shareholders.

Administration and Procedure

Our executive compensation levels and programs are established, approved and administered by the Compensation Committee. The Compensation Committee, in consultation with the Board, annually evaluates the performance of the CEO. Also, after meeting and reviewing with the CEO his evaluation of the other senior executives, the Compensation Committee evaluates the performance of the other executives.

Independent Consultants.  The Compensation Committee has the authority to engage independent compensation consultants. It has previously engaged and expects in the future to engage an outside compensation consultant to assist the Compensation Committee in assessing the Company’s executive compensation programs, appropriate peer groups for comparison, the structure of the Company’s executive compensation programs and the level of compensation paid to the Company’s executives.

Peer Group Comparisons.  In addition to periodically seeking advice from independent consultants, the Compensation Committee considers and evaluates executive compensation levels and programs through comparisons on an annual basis based on available information for certain “peer group” companies selected by the Compensation Committee. The Compensation Committee also refers to a range of companies outside of the forest products industry with which it competes for executive talent, particularly in Germany where available information for compensation levels in the forest products industry is more limited. The peer group companies that the Compensation Committee considers are principally comprised of “mid-cap” North American forest products companies. In respect of 2006, the Compensation Committee reviewed and considered, among other matters, summarized benchmarking data from two third-party human resources advisors in its evaluation of the Company’s executive compensation. The Compensation Committee also considered the executive compensation numbers of TimberWest Forest Corp., Pope & Talbot, Inc., Catalyst Paper Corporation, International Forest Products Limited, Canfor Corporation and Canfor Pulp Income Fund.

The Committee considers the total direct compensation for the Named Executive Officers, long-term incentives and program costs in the context of the performance of the Company relative to the peer group companies. The Committee determines salaries, bonuses and incentive compensation targeted towards a median level on a size and geographic adjusted basis relative to peer companies for similar experienced executives performing similar duties. Generally, awards are made within this range, taking into account superior individual performance and other individual factors relating to an executive’s performance as determined by the Compensation Committee.

Total Compensation.  The Compensation Committee reviews total compensation levels for executive officers at least annually, including each element of compensation provided to an individual executive and the proportion of the executive’s total compensation represented by each such element. This review includes consideration of each executive’s long-term incentives and outstanding equity awards.

In its review, the Compensation Committee considers the executives’ compensation levels for base salary, bonuses and incentive awards with the compensation information available for peer group companies with the goal of targeting overall compensation within the median range. The Compensation Committee has no predetermined specific policies on the percentage of total compensation that should be “cash” versus “equity” or “short-term” versus “long-term”. The Compensation Committee’s practice is to consider peer company data and these relationships in the context of the Company compensation philosophy to determine the overall balance and reasonability of the executives’ total compensation packages.

Participation of Executive Officers.  The executive officers typically do not play a role in evaluating or determining executive compensation programs or levels, except that the CEO provides to the Compensation Committee for its consideration performance evaluations of the other executive officers and recommendations as to their compensation levels, including bonuses.

Components of Executive Compensation

Base Salaries.  Base salaries for executive officers are based primarily upon job responsibilities, experience and performance, which involves an assessment of an executive officer’s skills, judgment, application of knowledge and support of corporate values and priorities. In addition, the impact an executive officer is expected to make to our business in the future is considered. The Compensation Committee normally considers salary adjustments for executive officers annually and in the first quarter of the year.

Bonuses.  We generally provide annual incentive opportunities in the form of cash bonuses to executive officers to motivate their performance in meeting our current year’s business goals and encourage superior performance. Bonuses are awarded to executive officers based on the expectations of the directors and management for our financial and operating performance in a particular period and the contribution of an executive officer in achieving the Company’s goals and their individual goals. Each year, the Company establishes a business plan for the forthcoming year. Considering the business plan, the Compensation Committee considers the financial, strategic and other goals for the Company outlined by the executive officers. The Compensation Committee uses this business plan as one benchmark to measure the executive officers’ performance in achieving the Company’s goals. The Compensation Committee also considers the contribution of the executive officer to our business and operations generally. The Compensation Committee awards bonuses on a “discretionary basis” without a predetermined formula or specific weighting for any particular factor.

Incentive Equity Grants or Awards.  Executive officers may be granted long-term equity incentives in the form of stock options, restricted shares and/or stock appreciation rights under the Incentive Plans. Awards under our Incentive Plans are generally granted based upon the long-term financial and operating expectations of our directors and management and the contribution an executive officer is expected to make in the future in achieving those targets. Awards under our Incentive Plans generally produce value to executive officers if the price of our Shares appreciates, thereby directly linking the interests of executive officers with those of Shareholders through increased Share ownership. Equity-based compensation and ownership is used to ensure executives have a continuing stake in the long-term success of the Company. We also believe it is an important retention tool.

In accordance with the Incentive Plans and our standard practice, all options and restricted stock grants are granted at fair market value as of the date of grant.

In September 2005, the Compensation Committee awarded an aggregate of 70,000 restricted shares and 70,000 options to the Named Executive Officers which vest as to one third at the time of grant and one third on each of the first and second anniversaries of the grant date.

The Compensation Committee determined not to make any incentive grant awards of restricted stock or options pursuant to the Incentive Plans to the Named Executive Officers for their 2006 service, primarily as a result of the grants made in September of 2005 and cash bonuses paid for 2006. In 2006, the Compensation Committee did approve grants of 15,000 restricted shares to our new Chief Operating Officer and 10,000 restricted shares to each of our controller and manager of our Celgar pulp mill in connection with their initial engagement with the Company. These restricted shares vested as to one-third upon grant and one-third on each anniversary of such date.

The Compensation Committee considers incentive grants on an annual basis as part of its review of total compensation and the balance between the different elements thereof. The Compensation Committee intends to further define its approach to the balance between incentive grants and total compensation in the ensuing year.

Benefits.  In addition to the components of the compensation discussed above, we provide certain other benefits to executives (including the Named Executive Officers) for the purpose of providing security for current and future needs of executives which are structured to be within a reasonably competitive range relative to peer companies. The other benefits are set forth in Footnote 9 to the Summary Compensation table on page 21 hereof and consist primarily of automobile, health and retirement programs. Automobile benefits include the lease of a vehicle along with the fuel and maintenance costs thereon. Health benefits include standard government provided medical care along with periodic physical consultations, dental and pharmaceutical benefits. Retirement programs typically include contributions to a defined contribution pension arrangement to the extent permissible by law on a tax deferred basis. Amounts in excess of those allowed by tax authorities are held by us in a notional account until retirement or termination. They also include change of control benefits for certain executive officers.

In respect of the CEO, in lieu of other benefits such as automobile, medical and retirement programs, the Company provides a lump sum living allowance of €75,000 in recognition of his significant travel schedule. No specific allocation is made in connection with the living allowance for any particular perquisite.

Change of Control Agreements

The Company has employment agreements with certain of the Named Executive Officers which have change of control provisions as described commencing on page 24 hereof. The purpose of the change of control agreements is to encourage key management personnel to remain with the Company and to help avoid distractions and conflicts of interest in the event of a potential or actual change of control of the Company so that the executives will focus on a fair and impartial review of any proposal on the maximization of value. The Company believes that it has structured agreements to be reasonable, to provide a temporary level of protection to the executive in the event of employment loss due to a change of control. In addition, our Incentive Plans provide for accelerating vesting and exercisability of options and stock awards upon a change of control. The accelerated vesting and exercisability in the event of a change of control is intended to allow executives to recognize the value of their contributions to the Company and not affect management decisions following terminations.

Post-Retirement Compensation

We do not provide a post-retirement program for our CEO. For our North American executive officers, a post-retirement program is provided. The program is a defined contribution type structure whereby a contribution of 10% of base salary, along with 5% of any cash bonus paid, is remitted to an investment account held in the name of the employee on a tax deferred basis. To the extent that the contributions exceed limits established by tax statute, the amount that exceeds the limit is held in an unsecured notional account held on the employee’s behalf. Our Chief Financial Officer is the only Named Executive Officer participating in the North American program.

For our European based executive officers, we also provide a post-retirement program. The program is a defined contribution type structure whereby a contribution of 10% of base salary along with 5% of any cash bonus paid is remitted to an investment account held in the name of the employee on a tax deferred basis. To the extent that the contributions exceed limits established by tax statute, the amount that exceeds the limit is held in an unsecured notional account held on the employee’s behalf. Messrs Isacsson, Ridder and Nossol are the only Named Executive Officers participating in the European program.

Performance Measures

In implementing our current compensation philosophy, the Compensation Committee, among other things, considers:

•	our financial and operating targets for a period and the contributions of executive officers in achieving these targets;

•	the contributions of executive officers to our business and operations generally;

•	the contributions of executive officers to the successful completion of major transactions such as material acquisitions or financings;

•	total shareholder return;

•	executive’s progress on meeting approved individual goals for the year; and

•	the Company’s stock performance relative to its peers.

CEO Compensation

In March 2007, the Compensation Committee awarded payments based on performance in 2006 to the CEO of an increase in annual salary of 3% to €350,000 and a bonus of €300,000. The increase in the CEO’s salary was principally tied to a cost of living adjustment.

The Compensation Committee determined to provide the above bonus to the CEO for his role in, among other things, leading and participating in:

•	a dramatic positive turnaround in the Company’s financial reports including net income, operating income and operating EBITDA;

•	the development of a comprehensive succession plan for key management personnel;

•	establishing and monitoring aggressive cost targets and efficiency gains for all operations;

•	recruiting and hiring a chief operating officer and new managing directors for Stendal and Celgar;

•	improving the mill net sales values at all three of the Company’s mills by reducing discounts and improving geographic mix of pulp sales;

•	divesting the Company’s non-core paper production assets;

•	maintaining a high level of credibility with the investment community;

•	achieving his personal goals for the year;

•	the development and regular updating of the Company’s strategic plan; and

•	the Company’s superior stock performance relative to its peers.

The above performance results were evaluated based on the overall judgment of the Compensation Committee with no fixed or specific weighting applied to any element of performance.

As discussed above, in September 2005, the Compensation Committee awarded the CEO 40,000 restricted shares which vest as to one third at the time of grant and one third on each of the first and second anniversaries of the grant date. The Compensation Committee did not award any stock or option incentive grants to the CEO in respect of 2006, primarily as a result of the cash bonus awarded for the period and the previous stock incentive grant for 2005.

With respect to the CEO, the full Board considers and approves his individual goals for the ensuing year. As one of its performance measures, the Compensation Committee evaluates and measures his progress against such goals.

Other Executive Compensation

The Compensation Committee also reviewed and determined the short-term and long-term compensation awards for the Company’s other executive officers.

In March 2007, bonuses were awarded to such executives based on their 2006 personal performance and roles, responsibilities and efforts relating to the performance results in respect of the CEO above. As discussed above, the Compensation Committee did not grant any equity awards to the Company’s executives for their 2006 performance, primarily as a result of the cash bonuses awarded for such period and the equity awards made in 2006 in respect of the 2005 period.

The Compensation Committee does not rely upon any predetermined formulas or limited set of criteria when it evaluates the performance of these executives but rather focuses on individual objectives and their effects in respect of the CEO’s and the Company’s overall goals.

Stock Ownership Guidelines

The Compensation Committee is reviewing establishing stock ownership guidelines for executive officers. In June 2006, the Compensation Committee established such guidelines for directors.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount the Company may deduct for compensation paid to any of its most highly compensated executives in any year. The levels of salary and bonus generally paid by the Company do not exceed this limit. Upon the exercise of non-qualified stock options, the excess of the current market price over the option price (the “spread”) is treated as compensation and therefore it may be possible for option exercises by an executive in any year to cause the executive’s total compensation to exceed $1,000,000. Under IRS regulations, the spread compensation from options that meets certain requirements will not be subject to the $1,000,000 cap on deductibility and it is the Company’s current policy generally to grant options that meet these requirements. To this end, both of the Incentive Plans have been approved by the Shareholders. However, in the future, the Compensation Committee may elect to exceed the tax deductible limits if it determines it is necessary to meet competitive market pressures and to ensure that it is able to attract and retain top talent to successfully lead the Company.

Summary

The Company believes its 2006 compensation levels fairly reflect its performance and were appropriate relative to its peer companies. The Company monitors its programs in the marketplaces in which it competes for talent and changing trends in compensation practices in an effort to maintain an executive compensation program that is competitive, performance driven, consistent with shareholder interests and fair and reasonable overall.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the compensation discussion and analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the compensation discussion and analysis be included in this proxy statement and be incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2006.

Submitted by the members of the Compensation
and Human Resources Committee of the Board.

Eric Lauritzen, Chairman
George Malpass
Guy W. Adams

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Eric Lauritzen, George Malpass and Guy W. Adams. No member of the Compensation Committee is a current or former employee of the Company. There are no Compensation Committee interlocks between the Company and any other entities involving any of the executive officers or directors of such entities. No interlocking relationship exists between any member of our Board or our Compensation Committee and any member of the Board or compensation committee of any other company and no such interlocking relationship has existed in the past.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding the compensation paid to our CEO, the chief financial officer and the next four most highest paid executive officers during 2006 (collectively, the “Named Executive Officers”). All of our Named Executive Officers are paid in currencies other than United States dollars. In this proxy statement, unless otherwise noted, such amounts have been converted into United States dollars using the relevant average exchange rate for the year based on the noon buying rates posted by the Federal Reserve Bank of New York:

							Change in
							Pension Value
							and Non-
							qualified
						Non-Equity	Deferred
Name and Principal				Stock	Option	Incentive Plan	Compensation	All Other
Position	Year	Salary	Bonus	Awards(8)	Awards	Compensation	Earnings	Compensation(9)	Total

Jimmy S. H. Lee(1)	2006	$420,749	$401,909	$125,707	—	—	—	$94,197	$1,042,526
Chief Executive Officer
David M. Gandossi(2)	2006	$290,903	$198,343	$94,281	—	—	$20,723	$27,583	$631,833
Secretary, Executive Vice-President and Chief Financial Officer
Claes-Inge Isacsson(3)	2006	$61,508	—	$58,967	—	—	—	$7,729	$143,298
Chief Operating Officer
Wolfram Ridder(4)	2006	$307,460	$50,239	—	—	—	—	$15,946	$373,645
Managing Director, Stendal Pulp Holding GmbH
Leonhard Nossol(5)	2006	$268,777	$42,703	—	—	—	—	$41,014	$352,494
Group Controller, Europe and Managing Director of Rosenthal Pulp Mill
Werner Stüber(6)	2006	$268,777	$45,215	—	—	—	—	$19,575	$333,567
Vice-President, Technical Support and Pulp Operators
Ulf Johansson	2006	$263,755	$12,560	—	—	—	—	$188,395	$464,710
Former Managing Director, Stendal Pulp Mill(7)

(1)	Pursuant to his employment agreement with us dated April 28, 2004, Mr. Lee is entitled to an annual base salary of €325,000, housing and other perquisites not to exceed in aggregate €75,000 annually and other compensation as determined by the Compensation Committee. See “Executive Compensation — Employment Agreements”.

(2)	Pursuant to his employment agreement with us, Mr. Gandossi is entitled to an annual base salary of CDN$330,000 and is entitled to participate in our bonus program. In 2006, we contributed $16,308 to Mr. Gandossi’s RRSP which amount is reflected in the column “All Other Compensation”.

(3)	Mr. Isacsson joined us in November 2006. Pursuant to his employment agreement with us dated effective November 6, 2006, Mr. Isacsson is entitled to an annual base salary of €325,000 plus an annual bonus and other perquisites and benefits. See “Executive Compensation — Employment Agreements”.

(4)	Mr. Ridder was appointed the managing director of Stendal Pulp Holding GmbH in October 2006. Mr. Ridder is entitled to an annual base salary of €247,200 and to participate in our bonus program.

(5)	Mr. Nossol was appointed group controller for Europe in 2004 for an indefinite term and became sole managing director of Rosenthal in September, 2005. Mr. Nossol is entitled to an annual base salary of €200,000 and to participate in our bonus program.

(6)	Mr. Stüber was appointed the vice-president of technical support and pulp operations in August 2005. Mr. Stüber is entitled to an annual base salary of €190,008.

(7)	Mr. Johansson ceased to be the managing director of the Stendal pulp mill in June 2006.

(8)	Stock awards consist of Shares. The amounts shown represent the expense recognized in 2006 by the Company for restricted stock awards held by Named Executive Officers as determined under FAS 123R excluding any forfeiture adjustments, and do not reflect the cost of the 2006 restricted stock award in its entirety. For a discussion of the valuation assumptions, see Note 12 to the Company’s consolidated financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2006. The FAS 123R value reflects the Company’s cost of the stock awards over the two year vesting period of the award. See the “Grants of Plan-Based Awards” table for the grant date fair value of each restricted stock award in its entirety.

(9)	Included in “All Other Compensation” for the fiscal year ended December 31, 2006 are perquisites which consist of the following:

		Retirement Plan
Name	Auto	Contributions	Other

Jimmy S. H. Lee	—	—	$94,197 (living allowance)
David M. Gandossi	$9,705	$16,308	$1,570(life insurance and special medical)
Claes-Inge Isacsson	$1,579	$6,150	—
Wolfram Ridder	$9,480	$6,466	—
Leonhard Nossol	$12,001	$29,013	—
Werner Stüber	$12,254	$7,321	—
Ulf Johansson	—	—	$188,395 (severance benefit)

Grant of Plan-Based Awards

The following table provides information about awards granted pursuant to our existing compensation plans during 2006 to our Named Executive Officers:

All Other
								Stock	All Other		Grant
								Awards:	Option	Exercise	Date Fair
		Estimated Future Payouts			Estimate Future Payouts			Number	Awards:	or Base	Value of
		Under Non-Equity Incentive			Under Equity Incentive			of Shares	Number of	Price of	Stock and
		Plan Awards			Plan Awards			of Stock	Securities	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Underlying	Awards	Awards(1)
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	Options (#)	($)	($)

Claes-Inge Isacsson	Nov. 6, 2006	—	—	—	—	—	—	15,000	—	$9.62	144,300

(1)	Based on the trading price of the stock on the date of grant.

Outstanding Equity Awards at Fiscal Year End

The following table provides information about awards granted prior to December 31, 2006 to our Named Executive Officers:

	Option Awards					Stock Awards
									Equity
									Incentive Plan
			Equity					Equity	Awards:
			Incentive					Incentive Plan	Market or
			Plan				Market	Awards:	Payout Value
			Awards:				Value of	Number of	of Unearned
	Number of	Number of	Number of			Number of	Shares or	Unearned	Shares, Units
	Securities	Securities	Securities			Shares or	Units of	Shares, Units	or Other
	Underlying	Underlying	Underlying	Option		Units of	Stock That	or Other	Rights That
	Unexercised	Unexercised	Unexercised	Exercise		Stock That	Have Not	Rights That	Have Not
	Options (#)	Options (#)	Unearned	Price	Option Expiration	Have Not	Vested	Have Not	Vested
Name	Exercisable	Unexercisable	Options (#)	($)	Date	Vested (#)	($)	Vested (#)	($)

Jimmy S. H. Lee	135,000	—	—	8.50	July 8, 2007
	700,000	—	—	6.375	January 19, 2010	13,334	158,275	—	—
David M. Gandossi	100,000	—	—	5.65	September 10, 2013	10,000	118,706	—	—
Claes-Inge Isacsson	—	—	—	—	—	10,000	118,700	—	—
Wolfram Ridder	13,334	6,666	—	7.92	September 10, 2015	—	—	—	—
Leonhard Nossol	30,000			6.375	January 19, 2010
	16,666	8,334	—	7.92	September 10, 2015	—	—	—	—
Werner Stüber	30,000	—		6,375	January 19, 2010
	16,666	8,334	—	7.92	September 10, 2010	—	—	—	—

Option Exercises and Vesting of Stock

The following table discloses the amounts received by the Named Executive Officer upon exercise of options or similar instruments or the vesting of stock or similar instruments during 2006.

	Option Awards		Stock Awards
	Number of Shares	Value Realized Upon	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise or Vesting($)	Acquired on Vesting (#)	Vesting($)

Jimmy S.H. Lee	—	—	13,333	123,197
David M. Gandossi	—	—	10,000	92,400
Claes-Inge Isacsson	—	—	5,000	48,100
Wolfram Ridder	60,000	265,500	—	—

Retirement Programs

North American Operations

In 2006, the Compensation Committee approved and we adopted a retirement program for certain of the Company’s North American executives and employees. The program’s principal points are as follows:

Executive Employees — a contribution to a registered retirement savings plan (“RRSP”) account with a financial institution in the name of the employee in an amount of 10% of a combined total of 100% of gross salary and 50% of cash bonus payments up to the annual maximum RRSP limit (CDN$18,500 in 2006). For amounts in excess of the annual maximum RRSP limit, an unfunded notional account would be created on behalf of the executive at the same level of 10%. A notional growth rate would be applied to the funds based on a 6.5% rate. While the value of the notional account would grow on a tax-free basis while retained in the Company, the employee would be subject to full taxation of the balance at the time the funds are withdrawn (upon retirement or termination of employment).

Non-Executive Employees — a contribution to an RRSP account with a financial institution in the name of the employee in an amount of 6% of a combined total of 100% of gross salary and 50% of cash bonus payments up to the annual maximum RRSP limit.

The only Named Executive Officer participating in the retirement program for our North American operations is David Gandossi who, in 2006, had contributed on his behalf $16,308 under the terms of the retirement program.

European Operations

In 2006, the Compensation Committee approved and we adopted a retirement program for certain of the Company’s European executives. The program’s principal points are as follows:

A contribution to a German government regulated pension plan is made in accordance with German law. In addition, to the extent that the German statutory pension is limited by an annual cap (€5,148 in 2006), we provide, for certain executives, further notional contributions to a notional account. The sum of the two contributions will not exceed 10% of a combined total of 100% of gross salary and 50% of cash bonus payments. A notional growth rate would be applied to the funds based on a 6.5% rate. While the value of the notional account would grow on a tax free basis while retained in the Company, the employee would be subject to full taxation of the balance at the time the funds are withdrawn (upon retirement or termination of employment).

The only Named Executive Officers participating in the retirement program for our European operations were Claes-Inge Isacsson, Wolfram Ridder and Leonhard Nossol who, in 2006, had contributed on their behalf $6,150, $6,466 and $29,013, respectively, under the terms of the retirement program.

Non-Qualified Deferred Compensation

The following table discloses contributions, earnings and balances under each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

	Executive
	Contributions	Registrant	Aggregate Earning	Aggregate	Aggregate Balance
	in Last Fiscal	Contributions in	in Last	Withdrawals/	at Last Fiscal Year
	Year	Last Fiscal Year	Fiscal Year	Distributions	End
Name	($)	($)	($)	($)	($)

David M. Gandossi	—	19,173	1,550	—	37,441
Leonhard Nossol	—	22,547	—	—	22,547

Potential Payments upon Termination or Change in Control

Termination

We have agreed to provide certain benefits to certain of our Named Executive Officers upon the termination of their employment with us. The following table shows the estimated severance benefits that would have been payable to the Named Executive Officers if their employment was terminated without cause on December 31, 2006.

	Cash Severance	Insurance	Stock Option	Restricted Stock
	Benefit	Continuation	Acceleration	Acceleration	Total
Name	($)	($)	($)	($)	($)

Jimmy S. H. Lee	2,467,973	—	1,008,950	—	3,476,923
David M. Gandossi	1,467,736	—	1,187,000	—	2,654,736
Claes-Inge Isacsson	714,331	—	—	—	714,331
Wolfram Ridder	197,090	—	158,263	—	355,353
Leonhard Nossol	172,293	—	197,837	—	370,130
Werner Stüber	172,293	—	197,837	—	370,130

Change in Control

We have agreed to provide certain benefits to certain of our Named Executive Officers if their employment is terminated within a specified time after a “change of control” of the Company. The following table shows the estimated change in control benefits that would have been payable to the Named Executive Officers if a change of control had occurred on December 31, 2006.

	Cash Severance	Insurance	Stock Option	Restricted Stock
	Benefit	Continuation	Acceleration	Acceleration	Total
Name	($)	($)	($)	($)	($)

Jimmy S. H. Lee	2,467,973	—	1,008,950	158,275	3,635,198
David M. Gandossi	1,467,736	—	1,187,000	118,700	2,773,436
Claes-Inge Isacsson	714,331	—	—	—	714,331
Wolfram Ridder	194,858	—	158,263	—	353,121
Leonhard Nossol	172,293	—	197,837	—	370,130
Werner Stüber	172,293	—	197,837	—	370,130

Our 2004 Stock Incentive Plan provides that the committee which administers such plan has the discretion to determine, at the time of granting restricted shares or thereafter, whether all or part of such restricted shares shall become vested in the event a change in control occurs with respect to the Company.

Indemnity Agreements

We have entered into an indemnity agreement with each of our directors. We have agreed under each of these indemnity agreements to indemnify each of our directors against any and all claims and costs that are or may be brought against such director as a result of his being one of our directors, officers or employees or that of a company related to us. However, under the indemnity agreements, we are not obligated to indemnify a director against any claims or costs in certain instances, including if it is determined that the director failed to act honestly and in good faith with a view to our best interests, if the director failed to disclose his interest or conflicts as required under corporate legislation in Washington State or we are not permitted to indemnify the director under such legislation, or if the director has violated any insider trading rules under United States federal and state securities laws.

If there is a change in control (as defined in the indemnity agreements) of the Company other than a change in control which has been approved by a majority of our directors, we are required to seek legal advice as to whether and to what extent a director would be permitted to be indemnified under applicable law. In addition, the indemnity agreements allow us to defend any claim made against a director.

Employment Agreement

Mr. Lee is a party to an amended and restated employment agreement with us dated effective April 28, 2004. The following summary of the agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached as an exhibit to our Form 8-K dated and filed with the SEC on April 28, 2004. The agreement provides for a base salary of €325,000 annually, housing and other perquisites not to exceed in aggregate €75,000 annually and other compensation as determined by the Board or the Compensation Committee as applicable. The agreement continues in effect until Mr. Lee’s employment with us is terminated. Mr. Lee may terminate his employment with us at any time for good reason within 180 days after the occurrence of any good reason event. In addition, we may terminate Mr. Lee’s employment with cause. If Mr. Lee is terminated without cause or resigns for good reason, he shall be entitled to a severance payment equal to three times the sum of his then annual salary plus the higher of (i) his current annual bonus and (ii) the highest variable pay and incentive bonus received during the three years last ending prior to his termination. This amount is payable in substantially equal installments over a twelve-month period, unless (i) a change of control occurs following such termination, in which case the unpaid portion of such severance amount is payable in full in a lump sum cash payment immediately following such change of control, or (ii) if such termination occurs in contemplation of, at the time of, or within three years after a change of control, this amount is payable in a lump sum cash payment immediately following such termination. In addition, all unvested rights in any stock options and any other equity awards will vest in full and become immediately exercisable. Mr. Lee will also be entitled to any accrued benefits. The Agreement defines a

“change of control” as the occurrence of any of certain specified events including: (1) a person, directly or indirectly: (a) becoming the beneficial owner of the greater of 15% or more of our Shares then outstanding and the Shares issuable upon conversion of our convertible notes or 20% of our then outstanding Shares; (b) having sole and/or shared voting or dispositive power over the greater of 15% or more of our Shares then outstanding and the Shares issuable upon conversion of our convertible notes or 20% of our then outstanding Shares; (2) a change in the composition of the Board occurring within a two-year period prior to such change as a result of which fewer than a majority of the Board members are incumbent Board members; (3) the solicitation of a dissident proxy, the result of which is to change the composition of the Board so that fewer than a majority of the Board are incumbent members; (4) the consummation of a merger, amalgamation or consolidation of the Company with or into another entity if more than 50% of the combined voting power of the continuing entity’s securities outstanding immediately after such event are owned by persons who were not stockholders prior to such event; (5) the sale of all or substantially all of our assets; or (6) the approval by our Shareholders of a plan of complete liquidation or dissolution. If Mr. Lee’s employment with us is terminated for cause, he is not entitled to any additional payments or benefits under the agreement, other than accrued benefits (including, but not limited to, any then vested stock options and other equity grants) and a prorated bonus, which is payable immediately upon such termination.

Mr. Gandossi is a party to an employment agreement with us dated for reference August 7, 2003. The following summary of the agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached as an exhibit to our Form 8-K dated and filed with the SEC on August 11, 2003. The agreement generally provides, subject to certain termination provisions, for the continued employment of Mr. Gandossi as chief financial officer, executive vice-president and secretary for a period of 36 months, with an automatic 12-month renewal if the Company does not provide written notice of its intention not to renew the agreement at least 12 months before the original term expires. Thereafter, the agreement provides for successive 12 month renewals unless the Company provides written notice of its intention not to renew 360 days in advance of the expiry of the then term thereof. The agreement provides for an annual base salary of CDN$320,000 and a one-time signing bonus of CDN$75,000, the use of a vehicle and participation in our bonus program. The agreement contains change in control provisions pursuant to which, if in connection with or within eighteen months of a change in control, Mr. Gandossi voluntarily terminates his employment for good reason or is involuntarily discharged, he shall be entitled to a severance payment of three times the sum of his then current annual base salary plus the highest of (i) his then-current annual bonus, (ii) his highest variable pay and annual incentive bonus for the last three years and (iii) 50% of his current annual base salary. The Agreement defines a “change of control” as the occurrence of any of certain specified events including: (1) notification by us that a person has become the beneficial owner of or has sole and/or shared voting or dispositive power over more than 20% of our Shares; (2) a change in the composition of the Board occurring within a two-year period prior to such change as a result of which fewer than a majority of the Board members are incumbent Board members; (3) the solicitation of a dissident proxy, the result of which is to change the composition of the Board so that fewer than a majority of the Board are incumbent members; (4) the consummation of a merger, amalgamation or consolidation of the Company with or into another entity if more than 50% of the combined voting power of the continuing entity’s securities outstanding immediately after such event are owned by persons who were not stockholders prior to such event; (5) the commencement by a person of a tender offer for more than 20% of our shares; (6) the sale of all or substantially all of our assets; (7) the commencement by or against us of a bankruptcy proceeding; or (8) the approval by our Shareholders of a plan of complete liquidation or dissolution. In addition, all unvested rights in any stock option or other benefit plans will vest in full. Mr. Gandossi may terminate his employment with us at any time for good reason within 180 days after the occurrence of the good reason event. If Mr. Gandossi is terminated without cause or resigns for good reason other than in connection with the change in control, he shall be entitled to a severance payment equal to the sum of his base salary for the remaining term of the agreement plus the annual bonuses payable for the years (or portions thereof) remaining in the term of the agreement, calculated as set forth in the agreement.

Claes-Inge Isacsson is a party to an employment agreement dated effective November 6, 2006 with us. The following summary of the agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached as an exhibit to our Form 8-K dated and filed with the SEC on October 13, 2006. The agreement provides for an annual gross salary of €325,000, an annual bonus based on two months salary and the achievement of specific objectives with an opportunity to exceed same in the event of exceptional performance. Mr. Isacsson is also entitled to certain other benefits and perquisites. We will provide a specified severance entitlement for dismissal without cause or a change of control equal to eighteen months base salary plus the target bonus. The agreement defines a “change of control” as the completion of a merger, amalgamation or consolidation of the Company with or into another entity if more than 50% of the voting equity of the new entity is held by persons who were not stockholders prior to the transaction.

Leonhard Nossol is a party to an employment agreement dated August 18, 2005. The following is a summary of certain terms of the agreement which does not purport to be complete. The agreement provides for an annual gross salary of €200,000, an annual bonus based on two months’ salary which depends upon the economic performance of the Company and certain perquisites including the use of a vehicle. In addition, Mr. Nossol is entitled to certain medical coverage. We have also agreed that Mr. Nossol shall participate in any defined contribution program which is established for members of management.

Wolfram Ridder is a party to an employment agreement with Stendal Pulp Holding GmbH, a wholly owned subsidiary of ours, dated October 2, 2006. The following summary of the agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached as an exhibit to our Form 8-K dated October 2, 2006 and filed with the SEC on October 3, 2006. The agreement provides for an annual gross salary of €247,200 and a yearly bonus of up to 25% of the annual gross salary depending upon targets mutually agreed upon between Mr. Ridder and our CEO. Mr. Ridder is also entitled to certain other benefits and perquisites. The agreement may be terminated by either party at certain times by giving six months’ notice. In the event of a direct or indirect change in majority ownership of the Company, the notice period increases to twelve months.

Werner Stüber is party to an employment agreement dated August 1, 2004. The following is a summary of certain terms of the agreement which does not purport to be complete. The agreement provides for an annual gross salary of €190,008, an annual bonus based on two months’ salary which depends upon the economic performance of the Company and certain perquisites including the use of a vehicle. In addition, Mr. Stüber is entitled to certain medical coverage. We also implemented a pension plan for Mr. Stüber.

PERFORMANCE GRAPH

The following graph compares the cumulative total Shareholder return (share price appreciation plus dividends) with respect to our Shares with the cumulative total return of the NASDAQ Market Index and an additional group of peer companies which comprise Standard Industrial Classification Code 2611 — Pulp Mills, over the five years ending December 31, 2006. The companies which comprise SIC Code 2611 are Aracruz Celulose SA, Arauco & Constitutions Pulp Inc., Asia Pacific Resources International Holdings Ltd., Buckeye Technologies Inc., Pope & Talbot, Inc., Tembec Inc. and Uniforet Inc.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
AMONG MERCER INTERNATIONAL INC.,
NASDAQ MARKET INDEX AND SIC CODE INDEX

ASSUMES $100 INVESTED ON JANUARY 1, 2001
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDED DECEMBER 31, 2006

Comparison of Cumulative Total Return
of Company Industry Index and Broad Market

Company	2001	2002	2003	2004	2005	2006
Mercer International Inc.	100.00	73.59	85.12	142.76	105.36	159.12
SIC Code Index	100.00	95.02	161.24	187.64	200.38	301.87
Nasdaq Market Index	100.00	69.75	104.88	113.70	116.19	128.12

PROPOSAL 2

INDEPENDENT ACCOUNTANTS AND AUDITORS

Ratification of Independent Auditors

The Board requests that Shareholders ratify the selection of PricewaterhouseCoopers LLP as our independent auditors as a matter of good corporate practice.

Representatives of PricewaterhouseCoopers LLP are not expected to be present at the Meeting.

The selection of PricewaterhouseCoopers LLP must be ratified by a majority of the votes cast at the Meeting, in person or by Proxy, in favour of such ratification. OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS.

In the event PricewaterhouseCoopers LLP are not ratified as our auditors at the Meeting, the audit committee will consider whether to retain PricewaterhouseCoopers LLP or select another firm. The audit committee may select another firm as our auditors without the approval of Shareholders, even if Shareholders ratify the selection of PricewaterhouseCoopers LLP at the Meeting.

Replacement of Independent Auditors

In April, 2007, the audit committee, after having requested and considered competing proposals for the audit for the current year, recommended replacing Deloitte & Touche LLP as the Company’s independent auditors. On April 25, 2007 Deloitte & Touche LLP was dismissed effective May 10, 2007. The reports of Deloitte & Touche LLP on the financial statements of the Company as of and for the fiscal years ended December 31, 2005 and 2006 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

There were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during the fiscal years ended December 31, 2005 and 2006 and through April 25, 2007, which disagreements, if not resolved to Deloitte & Touche LLP’s satisfaction, would have caused Deloitte & Touche LLP to make reference to the subject matter of the disagreement in its report on the Company’s financial statements for such years.

There were no reportable events pursuant to Item 304(a)(1)(v) of Regulation S-K during the fiscal years ended December 31, 2005 and 2006 and through April 25, 2007.

Accountants’ Fees

We paid the following fees to our accountants during the last two fiscal years for the services described below:

	Year Ended December 31,
	2006	2005
	Deloitte &	Deloitte &
	Touche LLP	Touche LLP(4)

Audit Fees(1)	$1,455,121	$1,920,229
Audit-Related Fees(2)	72,983	84,647
Tax Fees(3)	—	5,895

	$1,528,104	$2,010,771

(1)	Represents fees for services rendered for the audit of our annual financial statements and review of our quarterly financial statements.

(2)	Represents fees for services rendered for assurance and related services reasonably related to the performance of the audit or review of our financial statements but not reported under “Audit Fees”, including fees relating to an internal control study conducted pursuant to the Sarbanes-Oxley Act of 2002.

(3)	Represents fees for services rendered for tax compliance, tax advice and tax planning.

(4)	Fees for the 2005 fiscal year include fees billed after the date of last year’s proxy circular.

Consistent with the SEC’s requirements regarding auditor independence, the audit committee of our Board has adopted a policy to pre-approve all audit and permissible non-audit services provided by our independent auditor and the fees for such non-audit services. Under the policy, the audit committee must pre-approve services prior to the commencement of the specified service. All services provided by Deloitte & Touche LLP subsequent to July 14, 2003 have been pre-approved by the audit committee.

FUTURE SHAREHOLDER PROPOSALS

Any proposal which a Shareholder wishes to include in the proxy statement and proxy relating to the annual meeting of Shareholders of the Company to be held in 2008 must be received by the Company on or before December 28, 2007. Upon receipt of such a proposal, the Company will determine whether or not to include the proposal in such proxy statement and proxy in accordance with applicable law. A Shareholder that wishes to present a proposal at the annual Shareholders’ meeting to be held in 2008 must submit such proposal to the Company on or before April 7, 2008 or management will have discretionary authority to vote proxies received for such meeting with respect to any such proposal. Shareholder proposals should be sent to the Secretary, Mercer International Inc., c/o Suite 2840, 650 West Georgia Street, Vancouver, B.C., V6B 4N8, Canada.

OTHER MATTERS

The directors know of no matters other than those set out in this Proxy Statement to be brought before the Meeting. If other matters properly come before the Meeting, it is the intention of the proxy holders to vote the Proxies received for the Meeting in accordance with their judgment.

Our annual report for 2006 (which includes a copy of our annual report on Form 10-K for the year ended December 31, 2006) will be mailed to Shareholders with this Proxy Statement. Copies of the 2006 annual report on Form 10-K may be obtained from Mercer International Inc. Attention: Shareholder Information, c/o Suite 2840, 650 West Georgia Street, Vancouver, British Columbia, V6B 4N8, Canada (tel: (604) 684-1099). This Proxy Statement and our annual report on Form 10-K including financial statements and schedules for the year ended December 31, 2006 are also available on the SEC’s website at www.sec.gov.

BY ORDER OF THE BOARD OF DIRECTORS

Date: April 27, 2007

PROXY
MERCER INTERNATIONAL INC.
Suite 2840, 650 West Georgia Street
Vancouver, British Columbia
Canada, V6B 4N8
THIS PROXY IS SOLICITED ON BEHALF OF THE DIRECTORS OF MERCER INTERNATIONAL INC.
          The undersigned hereby appoints Jimmy S.H. Lee, or failing him David M. Gandossi, as proxy, with the power of substitution, to represent and to vote as designated below all the common shares of Mercer International Inc. held of record by the undersigned on April 26, 2007 at the Annual General Meeting of Shareholders to be held on June 12, 2007, or any adjournment, postponement or rescheduling thereof.
1.	Election of Directors

FOR the nominees listed below	WITHHOLD AUTHORITY
(except as marked to the contrary	to vote for the nominees listed
below) ☐	below ☐
(Instruction: To withhold authority to vote for a nominee, strike a line through the nominee’s name in the list below.)

Jimmy S.H. Lee	Eric Lauritzen
Kenneth A. Shields	Graeme A. Witts
William D. McCartney	George Malpass
Guy W. Adams
2.	Ratification of the Selection of PricewaterhouseCoopers LLP as Independent Auditors

For ☐	Against ☐	Abstain ☐
3.	In his discretion, the proxyholder is authorized to vote upon such other business as may properly come before the Meeting.
          This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for each of the matters to be voted upon at the Meeting.
          Please sign exactly as name appears on your share certificate(s). When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED: , 2007.
Signature

Print Name

Signature, if jointly held

Print Name

Number of shares held
Please mark, sign, date and return this Proxy promptly using the enclosed envelope.